Exhibit 99.1

            COMCAST REPORTS FOURTH QUARTER AND YEAR END 2004 RESULTS

  Comcast Reports Record Number of High-Speed Internet Subscriber Additions in
   2004; Adds 1.7 Million New Customers to End 2004 with 7 Million Subscribers

              Cable Revenue Increased 10.4% to $19.321 Billion and
       Cable Operating Cash Flow Increased 17.6% to $7.473 Billion in 2004

     Consolidated Operating Income in 2004 Increased 48.8% to $2.908 Billion

                                       ***

                    Expect Strong Growth to Continue in 2005

     PHILADELPHIA, Feb. 3 -- Comcast Corporation (Nasdaq: CMCSA, CMCSK) today reported results for the quarter and year ended December 31, 2004. Comcast will discuss its 2004 results and 2005 outlook on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call will be available on the investor relations website at http://www.cmcsa.com and http://www.cmcsk.com.

     Brian L. Roberts, Chairman and CEO of Comcast Corporation said, "We are delighted to report terrific results for 2004 that include surpassing $20 billion in revenue for the first time in our history. Cable division revenue increased more than 10% to $19.3 billion, and cable Operating Cash Flow increased nearly 18% to $7.5 billion. We generated nearly $2 billion of Free Cash Flow, made strategic investments to drive product differentiation and growth, and returned $1.3 billion to shareholders through our stock buyback program. As we begin 2005, we are well positioned for sustained growth."

     "Our 2004 results demonstrate clear consumer demand for all of our new product offerings, led by Comcast High-Speed Internet that added a record 1.7 million new customers in 2004. We expect robust customer additions to continue in 2005 as we maintain our focus on adding new applications and value to this service."

     "More than 8.6 million, or 40%, of our subscribers now subscribe to Comcast Digital Cable, enjoying new digital features like ON DEMAND, HDTV programming and DVR functionality. Our ON DEMAND service is taking off - our customers ordered more than 560 million ON DEMAND programs during 2004 and we expect to exceed one billion orders in 2005. With features like ON DEMAND now widely available to our customers, 2005 promises to be another great year for our video services."

     "It is an exciting time at Comcast as we drive product innovation and differentiation in every area of our business. In 2004, we made several strategic investments in new technologies and content to strengthen our competitive advantage. I am thrilled with the way our talented team is enhancing our services, including our extensive and rapidly-growing ON DEMAND offering, our expanding portfolio of regional sports programming and our industry-leading Comcast.net portal. These features distinguish our video and high-speed Internet products and will contribute to our growth."

     "In 2005, we will extend our product offerings even further with the introduction of Comcast Digital Voice. As we begin to integrate this new service with Comcast's video and High-Speed Internet services, our goal is to build a unique experience for our customers, to differentiate our products and our company from the competition, and to deliver growth and increasing value to our shareholders."

     Comcast Cable Results
     Cable results are presented on a pro forma basis. Pro forma cable results adjust only for significant acquisitions and dispositions and are presented as if the acquisitions and dispositions were effective on January 1, 2003. Please refer to Table 7-A for a reconciliation of pro forma data.

     Fiscal Year 2004
     Comcast Cable delivered solid results for 2004:

                                      Guidance                  Results
                          -------------------------------  -------------------
     Revenue growth              Approximately 10%               10.4%

     Operating Cash Flow   Approximately $7.5 billion or   $7.473 billion or
                                     18% growth               17.6% growth

     Basic subscribers    Remain unchanged at 21.5 million   21.548 million

     Digital subscribers      Approximately 1 million         990,000 net
                                   net additions               additions

     High-speed Internet         1.6 to 1.7 million        1.707 million net
      subscribers                  net additions               additions

     Cable phone subscribers  Decline by up to 100,000     Decline by 44,000

     Capital expenditures       $3.3 - $3.4 billion         $3.622 billion

     For the year ended December 31, 2004, Comcast Cable reported revenue of $19.321 billion, a 10.4% increase from the same period in 2003. Video revenue increased 6.5% during the period, reflecting the addition of 990,000 new digital cable subscribers and price increases to our video service. Growth in video revenue and digital subscribers also reflects increasing consumer demand for new digital features, including Comcast ON DEMAND, high-definition television (HDTV) programming and digital video recorders (DVRs). With more than 8.6 million subscribers, digital cable penetration reached 40.2% at December 31, 2004, an increase from the 35.6% penetration reported one year ago. During 2004, pay-per-view revenues increased nearly 21% to $393 million, driven by more movie and event purchases through the Comcast ON DEMAND service. Comcast Cable added 8,000 basic subscribers during 2004, ending the year at 21.548 million.

     Comcast High-Speed Internet service revenue increased 38.6% during the year ended December 31, 2004, to $3.124 billion, reflecting the record addition of
1.707 million new subscribers and stable average monthly revenue per subscriber for the year of $42.41 compared to $42.20 for 2003. Comcast High-Speed Internet service is now available to 40 million homes, almost all of Comcast's footprint, as compared to 35 million homes at the start of 2004.

     Advertising revenue increased 15.7% from the year-ago period to $1.287 billion, reflecting growth of 7.0% in local advertising and growth of 23.3% in regional/national advertising as a result of the ongoing success of our regional interconnect strategy and a significant increase in political advertising during the third and fourth quarters of 2004.

     As expected, cable phone revenue declined 12.5% during 2004 to $701 million, the result of a 3.4% decrease in subscribers and a 4.9% decrease in average monthly revenue per subscriber to $46.90. Cable phone results reflect the Company's ongoing focus on profitability, rather than unit growth, of its circuit-switched telephone business as it begins the transition to Comcast Digital Voice service using IP technology in 2005. Comcast expects to market Comcast Digital Voice service to 15 million homes by the end of 2005 with most markets launching in the second half of the year. Excluding phone revenue, which is expected to continue to decline in 2005, total revenue for Comcast Cable increased 11.5% during 2004 to $18.620 billion.

     Comcast Cable operating income before depreciation and amortization (Operating Cash Flow) grew 17.6% during 2004 to $7.473 billion, reflecting strong revenue growth and the Company's continuing success in controlling the growth of expenses in nearly every area of the business.

     Cable capital expenditures for the year ended December 31, 2004, declined 11.6% to $3.622 billion compared to $4.097 billion in the prior year. The decline in 2004 cable capital expenditures reflects a $512 million, or 36% decrease in upgrade investment due to the substantial completion of the Company's cable system upgrade. Upgrade capital expenditures of $902 million in 2004 will decline further in 2005, by approximately 75% due to the substantial completion of our cable system upgrade. Capital expenditures were approximately $200 million greater than guidance due primarily to the purchase of advanced set-top boxes at the end of December 2004.

     Fourth Quarter 2004
     For the quarter ended December 31, 2004, Comcast Cable reported revenue of $4.987 billion, representing a 10.6% increase from the prior year quarter. Video revenue increased 5.9% during the period, reflecting the addition of digital cable subscribers and price increases to our video service. Comcast Cable added more than 250,000 digital cable subscribers during the fourth quarter to end the period with greater than 8.6 million subscribers. Comcast Cable added 60,000 basic subscribers during the seasonally strong fourth quarter of 2004, ending the year at 21.548 million.

     During the fourth quarter of 2004, Comcast Cable added more than 437,000 high-speed internet subscribers to end the quarter with nearly 7.0 million subscribers. Revenues for this service increased 35.9% from the prior year quarter to $855 million, reflecting solid subscriber growth and slightly higher average monthly revenue per subscriber for the quarter of $42.07, an increase from $41.33 during the same quarter of 2003. Advertising revenue increased 17.2% from the fourth quarter of 2003 to $369 million, including increased political advertising during the quarter. Cable phone revenue declined 5.2% from the same period one year ago to $173 million, primarily due to fewer subscribers in the fourth quarter of 2004 compared to 2003. Comcast Cable added more than 10,000 phone subscribers in the fourth quarter of 2004.

     Operating Cash Flow grew 15.2% from the same quarter one year ago to $1.974 billion, reflecting strong revenue growth and the Company's success in controlling the growth of operating costs. Comcast Cable capital expenditures were $1.044 billion in the fourth quarter of 2004 compared to $1.052 billion in the fourth quarter of 2003.

     Content
     Comcast's content segment consists of the national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4techTV and International Channel Networks.

     Comcast's content businesses reported strong results in 2004:

                                                  Results Comparable    Segment
                                   Guidance (1)     to Guidance (1)     Results
                                   -----------    ------------------    -------
     Revenue growth                At least 20%          20.8%           25.3%
     Operating Cash Flow growth    At least 30%          29.0%           24.0%

     (1) Guidance excluded the results of TechTV and International Channel Networks that were acquired during the year.

     The content businesses essentially met guidance for the year that excluded the results of TechTV and International Channel Networks. The content businesses posted solid results reflecting double digit revenue growth at all of the networks and strong growth in Operating Cash Flow.

     Comcast's content segment reported 2004 revenue for the year ended December 31, 2004, of $787 million, a 25.3% increase from 2003 reflecting increases in distribution and advertising revenue for all of the networks and the inclusion of TechTV and International Channel Networks in the 2004 results. The Content segment reported Operating Cash Flow of $265 million in 2004, a 24.0% year over year increase to 2003, reflecting strong growth at The Golf Channel and Outdoor Life Network offset by higher operating expenses at E! Networks and the inclusion of TechTV and International Channel Networks in the 2004 results.

     For the quarter ended December 31, 2004, Comcast's Content segment reported revenue of $205 million, a 23.4% increase compared to the prior year period, and Operating Cash Flow of $57 million, a decline of 2.8% from the fourth quarter of 2003. The decline in fourth quarter 2004 Operating Cash Flow was due to strong growth at the Outdoor Life Network offset by higher operating expenses at E! Networks and G4techTV.

     Corporate and Other
     Corporate and Other includes Comcast-Spectacor, corporate overhead and other operations and eliminations between Comcast's businesses. For the year ended December 31, 2004, Comcast reported Corporate and Other revenue of $204 million and an Operating Cash Flow loss of $205 million compared to revenue of $228 million and an Operating Cash Flow loss of $172 million in 2003.

     For the three months ended December 31, 2004, Corporate and Other revenue declined to $43 million from the $69 million reported in the same period of 2003. The Operating Cash Flow loss for the quarter ended December 31, 2004, was $45 million compared to $51 million in 2003. Results for the year and quarter ended December 31, 2004, were impacted by the absence of National Hockey League games.

     Consolidated Results
     Comcast sold its 57% ownership interest in QVC in September 2003. QVC's results, prior to its sale, are presented as discontinued operations. Consolidated amounts primarily reflect the results of the cable division, as discussed above.

     For the year ended December 31, 2004, the Company reported consolidated revenues of $20.307 billion, a 10.7% increase from the $18.348 billion reported in 2003. Consolidated Operating Cash Flow increased to $7.531 billion, or 17.8%, in 2004 from the $6.392 billion reported in the prior year. Operating income increased 48.8% to $2.908 billion in 2004 compared to operating income of $1.954 billion in 2003. Investment income increased from a loss of $84 million in 2003 to income of $472 million in 2004. The increase in investment income was due to mark-to-market adjustments to our investment portfolio. Other income increased from $71 million in 2003 to $394 million in 2004, reflecting the positive impact of the settlement of previously disclosed litigation for an amount significantly less than previously estimated.

     For the year ended December 31, 2004, the Company reported consolidated net income of $970 million, or $0.43 per share compared to a consolidated loss from continuing operations of $218 million, or a loss of $0.10 per share in 2003. Please refer to the "Reconciliation of Net Income to Free Cash Flow" in Table 7-B at the end of this release and the Company's Form 10-K for further details on items affecting net income.

     Comcast reported significant Free Cash Flow in 2004:

                                        Guidance         Results
                                       ----------     -------------
     Consolidated Free Cash Flow       $2 billion     $1.937 billion

     Free Cash Flow (which is defined in Table 4) was $1.937 billion in 2004, a significant increase from the $74 million of Free Cash Flow reported in 2003. The increase was driven by growth in Operating Cash Flow and lower capital expenditures as a result of the substantial completion of the Company's cable system upgrade. Free Cash Flow results for 2004 were slightly less than guidance of $2 billion due to increased capital expenditures in December 2004, as described above.

     For the three months ended December 31, 2004, the Company reported consolidated revenues of $5.235 billion, a 10.4% increase from the $4.742 billion reported in the same period of 2003. Consolidated Operating Cash Flow increased to $1.986 billion, or 15.5%, in the fourth quarter of 2004 from the $1.720 billion reported in the same prior year period. Operating income decreased 4.1% to $711 million in the fourth quarter of 2004 compared to operating income of $742 million in 2003. The decline in operating income was due to higher depreciation expense related to capital expenditures in 2004 and the effect of acquisition adjustments that lowered amortization expense in the fourth quarter of 2003. Other income increased from $11 million in 2003 to $312 million in 2004, reflecting the positive impact of the settlement of previously disclosed litigation for an amount significantly less than previously estimated.

     For the three months ended December 31, 2004, the Company reported consolidated net income of $423 million, or $0.19 per share compared to consolidated income from continuing operations of $383 million, or $0.17 per share for the three months ended December 31, 2003. Please refer to the "Reconciliation of Net Income to Free Cash Flow" in Table 7-B at the end of this release and the Company's Form 10-K for further details on items affecting net income.

     Share Repurchase Program
     Comcast repurchased $1.3 billion, or 46.9 million shares, of its common stock under its stock repurchase program during 2004. Comcast expects such repurchases to continue to occur from time to time in the open market or in private transactions, subject to market conditions. During the fourth quarter of 2004, Comcast repurchased $303 million, or 10.1 million shares of its common stock.

     In addition, the Company elected to redeem, in cash, several debt issues during 2004 for a total of $609 million that were exchangeable into Comcast Class A Special Common Stock, eliminating the need to issue 22.5 million additional shares.

     Since the inception of the program in December 2003 through December 31, 2004, the Company has repurchased $1.4 billion of its Class A Special Common Stock, or 47.8 million shares, under its $2 billion share repurchase program. Including the $609 million paid in cash to redeem several debt issues exchangeable into Comcast common stock, the Company has invested $2.0 billion in its common stock and related securities.

     2005 Financial Outlook:

     For 2005, Comcast expects:

     --   Consolidated revenue growth of approximately 10%
     --   Consolidated Operating Cash Flow growth of at least 12%*
     --   Consolidated capital expenditures of approximately $3 billion
     --   Consolidated Free Cash Flow growth of between 35% and 45%*
     --   Total Revenue Generating Unit growth of at least 2.5 million units

     * Does not include any impact from the adoption of SFAS No. 123R (Accounting for stock-based compensation), expected in 2005.

     This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast's periodic and other reports filed with the Securities and Exchange Commission for a description of such risks and uncertainties.

     In this discussion we sometimes refer to financial measures that are not presented according to generally accepted accounting principles (GAAP). Certain of these measures are considered "non-GAAP financial measures" under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanation and reconciliation provided in Table 7 of this release. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

     Comcast Corporation will host a conference call with the financial community today February 3, 2005 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at http://www.cmcsa.com or http://www.cmcsk.com. A recording of the call will be available on the Investor Relations website starting at 12:30 p.m. ET on February 3, 2005. Those parties interested in participating via telephone should dial (847) 413-2408. A telephone replay will begin immediately following the call until February 4, 2005 at midnight ET. To access the rebroadcast, please dial (630) 652-3000 and enter passcode number 10679571#. To automatically receive Comcast financial news by email, please visit http://www.cmcsa.com or http://www.cmcsk.com and subscribe to e-mail alerts.

     Comcast Corporation (http://www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest provider of cable and broadband services in the United States, serving more than 21 million cable television subscribers and 7 million high-speed Internet customers. The Company's content businesses include Comcast SportsNet, Comcast-Spectacor, E! Entertainment Television, Style Network, G4techTV, The Golf Channel, International Channel Networks and Outdoor Life Network. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.

                               COMCAST CORPORATION
                                     Table 1

           Condensed Consolidated Statement of Operations (Unaudited)
                  (amounts in millions, except per share data)

                                                Three Months             Twelve Months
                                                   Ended                     Ended
                                                 December 31,              December 31,
                                           ----------------------    ----------------------
                                             2004          2003        2004         2003
                                           ---------    ---------    ---------    ---------
Revenues                                   $   5,235    $   4,742    $  20,307    $  18,348
Operating expenses                             1,962        1,775        7,462        7,041
Selling, general and administrative
 expenses                                      1,287        1,247        5,314        4,915
Operating Cash Flow                            1,986        1,720        7,531        6,392
Depreciation                                     940          796        3,420        3,166
Amortization                                     335          182        1,203        1,272
Operating Income                                 711          742        2,908        1,954
Interest expense                                (457)        (439)      (1,876)      (2,018)
Investment income (loss), net                    241          323          472          (84)
Equity in net losses of affiliates               (22)         (27)         (88)         (60)
Other income                                     312           11          394           71
                                                  74         (132)      (1,098)      (2,091)
Income (Loss) from Continuing
 Operations before Income Taxes
 and Minority Interest                           785          610        1,810         (137)
Income tax (expense) benefit                    (360)        (215)        (826)          16
Income (Loss) from Continuing
 Operations Before Minority Interest             425          395          984         (121)
Minority interest                                 (2)         (12)         (14)         (97)
Income (Loss) from Continuing
 Operations                                      423          383          970         (218)
Income from discontinued
 operations, net of tax (1)                        -            -            -          168
Gain on discontinued
 operations, net of tax (1)                        -            -            -        3,290
Net Income                                 $     423    $     383    $     970    $   3,240
Diluted earnings (loss)
 per common share
   Income (loss) from continuing
    operations                             $    0.19    $    0.17    $    0.43    $   (0.10)
   Income from discontinued
    operations                                     -            -            -         0.08
   Gain on discontinued operations                 -            -            -         1.46
   Net Income per common share             $    0.19    $    0.17    $    0.43    $    1.44
Diluted weighted average number of
 common shares outstanding                     2,228        2,269        2,250        2,256

1) On September 17, 2003, the Company completed the sale of its approximate 57% interest in QVC, Inc. Accordingly, the results of QVC are presented as discontinued operations.

                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                                December 31,   December 31,
                                                    2004           2003
                                                ------------   ------------
ASSETS

  CURRENT ASSETS
        Cash and cash equivalents               $        452   $      1,550
        Investments                                    1,555          2,493
        Accounts receivable, net                         959            907
        Other current assets                             450            453
            Total current assets                       3,416          5,403
  INVESTMENTS                                         12,812         14,818
  PROPERTY AND EQUIPMENT, NET                         18,711         18,473
  FRANCHISE RIGHTS                                    51,071         51,050
  GOODWILL                                            14,320         14,841
  OTHER INTANGIBLE ASSETS, net                         3,851          3,859
  OTHER NONCURRENT ASSETS, net                           694            715
                                                $    104,875   $    109,159

LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES
        Accounts payable, Accrued expenses
         and other current liabilities                 4,957          5,814
        Deferred income taxes                            360            679
        Current portion of long-term debt              1,854            734
        Current portion of
         exchangeable debt                             1,645          2,427
            Total current liabilities                  8,816          9,654
  LONG-TERM DEBT, less current portion                20,039         21,944
  LONG-TERM EXCHANGEABLE DEBT, less
   current portion                                        54          1,891
  DEFERRED INCOME TAXES                               26,815         25,900
  OTHER NONCURRENT LIABILITIES                         7,261          7,716
  MINORITY INTEREST                                      468            392
  STOCKHOLDERS' EQUITY                                41,422         41,662
                                                $    104,875   $    109,159

                                     TABLE 3
           Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                    Twelve Months Ended
                                                        December 31,
                                                ----------------------------
                                                    2004            2003
                                                ------------    ------------
OPERATING ACTIVITIES
     Net cash provided by operating
      activities from continuing
      operations                                $      5,930    $      2,854

FINANCING ACTIVITIES
  Proceeds from borrowings                             1,030           9,398
  Retirements and repayments of debt                  (2,323)        (16,465)
  Repurchases of common stock and stock
   options                                            (1,361)            (14)
  Other, net                                             138              33
     Net cash used in financing activities
      from continuing operations                      (2,516)         (7,048)

INVESTING ACTIVITIES
  Capital expenditures                                (3,660)         (4,161)
  Proceeds from restructuring of TWE
   investment                                                          2,100
  Proceeds from sales of investments
   and assets held for sale                              228           5,871
  Acquisitions, net of cash acquired                    (296)           (152)
  Additions to intangibles and other
   noncurrent assets                                    (628)           (155)
  Other, net                                            (156)          1,736
     Net cash (used in) provided by
      investing activities from
      continuing operations                           (4,512)          5,239

(DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS                                          (1,098)          1,045
CASH AND CASH EQUIVALENTS, beginning
 of period                                             1,550             505
CASH AND CASH EQUIVALENTS, end of period        $        452    $      1,550

                                     TABLE 4
                  Calculation of Free Cash Flow (Unaudited) (1)
                              (dollars in millions)

                                                    Twelve Months Ended
                                                        December 31,
                                                ----------------------------
                                                    2004            2003
                                                ------------    ------------
Operating Cash Flow                             $      7,531    $      6,392
Interest, Net (2)                                     (1,729)         (2,062)
Cash Paid for Income Taxes (3)                          (205)            (95)
Capital Expenditures                                  (3,660)         (4,161)
FREE CASH FLOW                                  $      1,937    $         74

Changes in Working Capital and Other

 Items (4)                                               333          (1,381)

Net Cash Provided by Operating

 Activities Less Capital Expenditures           $      2,270    $     (1,307)

(1) Free Cash Flow is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. It is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible and other noncurrent assets. Cash payments for intangible and other noncurrent assets include long-term technology license agreements including computer software, long term rights to service multi-dwelling properties and programming content for our cable networks. In 2004, cash payments for intangible assets also included a long-term strategic license agreement with Gemstar of approximately $250 million.

(2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(3) Excludes income tax refunds of $591 million received in 2004 and a payment of $850 million associated with the sale of QVC in 4Q03.

(4) Free Cash Flow excludes amounts necessary to reconcile Free Cash Flow to "Net Cash Provided by Operating Activities Less Capital Expenditures." In 2004, these amounts include proceeds of $680 million related to the exchange/sale of Liberty Media and Liberty Media International stock and proceeds of $591 million related to income tax refunds, offset by $515 million in cash payments for liabilities recorded as part of the acquisition of AT&T Broadband and the timing of payments made during the first quarter of 2004. For 2003, these amounts include $836 million in cash payments associated with the acquisition of AT&T Broadband and a cash payment of $850 million for income taxes associated with the sale of QVC.

                               COMCAST CORPORATION

                                     TABLE 5

          Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                                Corporate
                                                                   and
                                                     Content     Other
                                        Cable (2)      (3)         (4)        Total
                                        ---------   ---------   ---------   ---------
Three Months Ended December 31, 2004
Revenues                                $   4,987   $     205   $      43   $   5,235
Operating Cash Flow                     $   1,974   $      57   $     (45)  $   1,986
Operating Income (Loss)                 $     771   $      11   $     (71)  $     711
Operating Cash Flow Margin                   39.6%       27.6%         NM        37.9%
Capital Expenditures (5)                $   1,044   $       3   $       3   $   1,050

Three Months Ended December 31, 2003

Revenues                                $   4,510   $     166   $      71   $   4,747
Operating Cash Flow                     $   1,714   $      59   $     (52)  $   1,721
Operating Income (Loss)                 $     790   $      26   $     (73)  $     743
Operating Cash Flow Margin                   38.0%       35.1%         NM        36.3%
Capital Expenditures (5)                $   1,052   $       8   $       8   $   1,068

Twelve Months Ended December 31, 2004
Revenues                                $  19,321   $     787   $     204   $  20,312
Operating Cash Flow                     $   7,473   $     265   $    (205)  $   7,533
Operating Income (Loss)                 $   3,098   $     103   $    (291)  $   2,910
Operating Cash Flow Margin                   38.7%       33.6%         NM        37.1%
Capital Expenditures (5)                $   3,622   $      17   $      21   $   3,660

Twelve Months Ended December 31, 2003
Revenues                                $  17,506   $     628   $     229   $  18,363
Operating Cash Flow                     $   6,357   $     214   $    (173)  $   6,398
Operating Income (Loss)                 $   2,134   $      85   $    (259)  $   1,960
Operating Cash Flow Margin                   36.3%       34.0%         NM        34.8%
Capital Expenditures (5)                $   4,097   $      18   $      46   $   4,161

(1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's annual report on Form 10-K. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003. Pro forma financial data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004.

(3) Content includes our national networks E! Entertainment Television and Style Network (E! Networks), The Golf Channel, Outdoor Life Network, G4techTV and International Channel Networks.

(4) Corporate and Other includes Comcast-Spectacor, the Company's domestic wireline telecommunications business, international wireless operations, Corporate and elimination entries. Prior to the first quarter of 2004, Comcast-Spectacor was included in Content, which now only consists of our national networks. For all periods presented, Comcast-Spectacor is included in Corporate and Other. In addition, beginning in the third quarter of 2004, Comcast-Spectacor includes the operating results of its investment in a sports-event related business.

(5) Our Cable segment's capital expenditures are comprised of the following categories:

                                                                        YTD         YTD
                                               4Q04         4Q03      12/31/04   12/31/03
                                             ---------   ---------   ---------   ---------
     Customer Premise Equipment (CPE)        $     523   $     425   $   1,545   $   1,573
     Scalable Infrastructure                       178         123         561         350
     Line Extensions                                86          78         311         251
     Upgrades                                      164         279         902       1,414
     Support Capital                                93         147         303         509
     Total                                   $   1,044   $   1,052   $   3,622   $   4,097

     CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).

                               COMCAST CORPORATION

                                     TABLE 6

          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2) (dollars in millions, except average monthly revenue per subscriber data)

                                             Three Months            Twelve Months
                                                Ended                   Ended
                                             December 31,            December 31,
                                          2004        2003        2004         2003
                                        ---------   ---------   ---------   ---------
Revenues:
Video (3)                               $   3,242   $   3,061   $  12,897   $  12,110
High-Speed Internet                           855         629       3,124       2,255
Phone                                         173         183         701         801
Advertising                                   369         315       1,287       1,113
Other (4)                                     185         167         666         619
Franchise Fees                                163         155         646         608
Total Revenues                          $   4,987   $   4,510   $  19,321   $  17,506

Programming Expense                                             $   4,149   $   3,914

Operating Cash Flow                     $   1,974   $   1,714   $   7,473   $   6,357
Operating Income                        $     771   $     790   $   3,098   $   2,134
Operating Cash Flow Margin                   39.6%       38.0%       38.7%       36.3%
Capital Expenditures                    $   1,044   $   1,052   $   3,622   $   4,097
Operating Cash Flow, Net of Capital
 Expenditures                           $     930   $     662   $   3,851   $   2,260


                                                                                 Growth        Growth
                                                                                   vs.          vs.
                                          4Q04         3Q04          4Q03         3Q04         4Q03
                                        ---------    ---------    ---------    ---------     ---------
Video
Homes Passed (000's)                       40,800       40,500       39,900          0.7%          2.3%
Basic Subscribers (000's)                  21,548       21,487       21,540          0.3%          0.0%
Basic Penetration                            52.8%        53.0%        53.9%
Quarterly Net Basic Subscriber
 Additions (000's)                             60            9           70        609.4%        (13.7)%

Digital Subscribers (000's)                 8,655        8,405        7,665          3.0%         12.9%
Digital Penetration                          40.2%        39.1%        35.6%
Quarterly Net Digital Subscriber
 Additions (000's)                            251          341          384        (26.5)%       (34.7)%
Digital Set-Top Boxes                      12,959       12,480       11,189          3.8%         15.8%
Monthly Average Video Revenue per
 Basic Subscriber                       $   50.22    $   50.00    $   47.45          0.4%          5.8%
Monthly Average Total Revenue per
 Basic Subscriber                       $   77.29    $   75.15    $   69.92          2.8%         10.5%
High-Speed Internet
"Available" Homes (000's)
Subscribers (000's)                        40,010       38,060       34,731          5.1%         15.2%
Penetration                                 6,992        6,554        5,285          6.7%         32.3%
Quarterly Net Subscriber Additions
 (000's)                                     17.5%        17.2%        15.2%
Monthly Average Revenue per
 Subscriber                                   438          549          423        (20.3)%         3.5%
                                        $   42.07    $   42.91    $   41.33         (2.0)%         1.8%
Phone
"Available" Homes (000's)                  10,437        9,978        9,414          4.6%         10.9%
Subscribers (000's)                         1,223        1,213        1,267          0.9%         (3.4)%
Penetration                                  11.7%        12.2%        13.5%
Quarterly Net Subscriber Additions
 (000's)                                       10          (12)         (45)       188.1%        123.2%
Monthly Average Revenue per
 Subscriber                             $   47.30    $   47.18    $   47.13          0.3%          0.4%
Total Revenue Generating Units
 (000's) (5)                               38,418       37,659       35,757          2.0%          7.4%

(1) See Non-GAAP and Other Financial Measures in Table 7. All percentages are calculated based on actual amounts. Minor differences may exist due to rounding.

(2) Pro forma financial and subscriber data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable systems exchange with Insight Communications in February 2003. Pro forma financial and subscriber data includes the results of the 30,000 cable subscribers acquired from US Coastal Cable in April 2004. Pro forma subscriber data includes 54,000 subscribers acquired in various small acquisitions during the periods presented. The impact of these acquisitions on our segment operating results was not material.

(3) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

(4) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings, commercial data services and revenues of our digital media center and regional sports programming networks.

(5) The sum total of all basic video, digital video, high-speed Internet and phone subscribers, excluding additional outlets.

                                     TABLE 7

     Non-GAAP and Other Financial Measures
     Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to repay debt, make investments and return capital to investors, principally through stock repurchases. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.

     Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.

     As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.

     Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period and cash payments associated with intangible assets which are detailed in our quarterly and annual reports on Forms 10Q/K. We believe that Free Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Free Cash Flow is accrual-based and may not be comparable to similar measures used by other companies.

     Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.

     Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.

     Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.

     Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.

                               COMCAST CORPORATION
                               TABLE 7-A continued
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                   (Unaudited)
                              (dollars in millions)

                                 Historical (1)

                                                                                           Adjustments (2)
                                                         Corporate                           Corporate
Three Months Ended                                          and                                 and
December 31, 2004                  Cable      Content      Other       Total       Cable       Other     Pro forma
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenues                         $   4,987   $     205   $      43   $   5,235           -           -   $   5,235
Operating expenses
 (excluding
 depreciation and
 amortization)                       3,013         148          88       3,249           -           -       3,249
Operating Cash Flow              $   1,974   $      57   $     (45)  $   1,986           -           -   $   1,986
Depreciation and
 amortization                        1,203          46          26       1,275           -           -       1,275
Operating income
 (loss)                          $     771   $      11   $     (71)  $     711           -           -   $     711
Capital expenditures             $   1,044   $       3   $       3   $   1,050           -           -   $   1,050

                                                                                           Adjustments (2)
                                                         Corporate                           Corporate
Three Months Ended                                          and                                 and
December 31, 2003                  Cable      Content      Other       Total       Cable       Other     Pro forma
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenues                         $   4,507   $     166   $      69   $   4,742   $       3   $       2   $   4,747
Operating expenses
 (excluding
 depreciation and
 amortization)                       2,795         107         120       3,022           1           3       3,026
Operating Cash Flow              $   1,712   $      59   $     (51)  $   1,720   $       2   $      (1)  $   1,721
Depreciation and
 amortization                          924          33          21         978           -           -         978
Operating income
 (loss)                          $     788   $      26   $     (72)  $     742   $       2   $      (1)  $     743
Capital expenditures             $   1,052   $       8   $       8   $   1,068           -           -   $   1,068

                                                                                           Adjustments (2)
                                                         Corporate                           Corporate
Twelve Months Ended                                         and                                 and
December 31, 2004                  Cable      Content      Other       Total       Cable       Other     Pro forma
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenues                         $  19,316   $     787   $     204   $  20,307   $       5           -   $  20,312
Operating expenses
 (excluding
 depreciation and
 amortization)                      11,845         522         409      12,776           3           -      12,779
Operating Cash Flow              $   7,471   $     265   $    (205)  $   7,531   $       2           -   $   7,533
Depreciation and
 amortization                        4,375         162          86       4,623           -           -       4,623
Operating income
 (loss)                          $   3,096   $     103   $    (291)  $   2,908   $       2           -   $   2,910
Capital expenditures             $   3,622   $      17   $      21   $   3,660           -           -   $   3,660

                                                                                           Adjustments (2)
                                                         Corporate                           Corporate
Twelve Months Ended                                         and                                 and
December 31, 2003                  Cable      Content      Other       Total       Cable       Other     Pro forma
------------------------------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Revenues                         $  17,492   $     628   $     228   $  18,348   $      14   $       1   $  18,363
Operating expenses
 (excluding
 depreciation and
 amortization)                      11,142         414         400      11,956           7           2      11,965
Operating Cash Flow              $   6,350   $     214   $    (172)  $   6,392   $       7   $      (1)  $   6,398
Depreciation and
 amortization                        4,223         129          86       4,438           -           -       4,438
Operating income
 (loss)                          $   2,127   $      85   $    (258)  $   1,954   $       7   $      (1)  $   1,960
Capital expenditures             $   4,097   $      18   $      46   $   4,161           -           -   $   4,161

    Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                              (dollars in millions)

                                           31-Dec-04   31-Dec-03
                                           ---------   ---------
Current portion of long-term debt          $   3,499   $   3,161
Long-term debt                                20,093      23,835
Total Debt                                 $  23,592   $  26,996
Exchangeable debt                              1,699       4,318
Debt excluding exchangeables               $  21,893   $  22,678

                       Calculation of 2005 Free Cash Flow
                              (dollars in billions)

                                        Operating Cash Flow     Free Cash Flow
                                        -------------------    -----------------
2004 Operating Income                        $   2.9                $  2.9
Add: Depreciation and Amortization               4.6                   4.6
2004 Operating Cash Flow                         7.5                   7.5
2005 Operating Cash Flow Growth Rate              12%
2005 Operating Cash Flow Growth                  0.9
Less: 2004 Capital Expenditures                                        3.7
      2004 Consolidated Interest, net                                  1.7
      2004 Consolidated Cash Paid for
       Income Taxes                                                    0.2
2004 Free Cash Flow                                                 $  1.9
2005 Free Cash Flow Growth                                         35% to 45%
Projected 2005 Free Cash Flow                                    $2.6 to $2.8

          Reconciliation of 2004 Content Data to Adjusted Content Data
                           Comparable to 2004 Guidance
                              (dollars in millions)

                                            Revenue       OCF
                                           ---------   ---------
Actual 2004 Content Segment                      787         265
Adjustments:
International Channel (3)                         (7)          1
TechTV (4)                                       (21)          9
Adjusted Content Segment                         759         275
Actual 2003 Content Segment                      628         214

Growth                                          20.8%       29.0%

(1) Historical amounts have been adjusted to reflect QVC as discontinued operations.

(2) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Minor differences may exist due to rounding.

(3)  Adjustments reflect actual operating results from the acquisition date.

(4) TechTV revenue adjustment reflects the estimated impact of additional TechTV affiliation and advertising revenue in the merged network and OCF adjustment reflects estimated costs associated with the reorganization and integration of G4 and TechTV.

                               COMCAST CORPORATION

                               TABLE 7-B continued
           Reconciliation of Net Income to Free Cash Flow (Unaudited)

               (dollars in millions, except per share data)

                                                            Three Months Ended
                                                               December 31,
                                        ---------------------------------------------------------
                                                   2004                          2003
                                              $        per share(2)        $         per share(2)
                                        ------------   ------------   ------------   ------------
Net Income as reported                  $        423   $       0.19   $        383   $       0.17
  Discontinued Operations, net of tax              -              -              -              -
  Non-operating items, net of tax (1)           (344)         (0.15)          (192)         (0.09)
Net Income (Loss) as adjusted           $         79   $       0.04   $        191   $       0.08

Items to reconcile net income (loss)
 as adjusted to Operating Cash Flow:
    Depreciation and amortization              1,275           0.57            978           0.43
    Interest expense                             457           0.21            439           0.19
    Income tax expense (benefit)                 175           0.07            112           0.06
Operating Cash Flow                     $      1,986   $       0.89   $      1,720   $       0.76

                                                   2004                          2003
                                        ---------------------------   ---------------------------
Operating Cash Flow                     $      1,986   $      1,986   $      1,720   $      1,720
Less:
  Interest, net (3)                             (420)          (420)          (435)          (435)
  Cash Paid for Income Taxes                     (16)           (16)           (28)           (28)
  Change in Operating Assets and
   Liabilities, net of
    acquisitions (4)                            (220)                         (678)
  Other (5)                                      165                          (244)
Net Cash Provided by Operating
 Activities                             $      1,495                  $        335
    Less: Capital Expenditures                               (1,050)                       (1,068)
Free Cash Flow                                         $        500                  $        189

                               COMCAST CORPORATION
                               TABLE 7-B continued
           Reconciliation of Net Income to Free Cash Flow (Unaudited)
                  (dollars in millions, except per share data)

                                                           Twelve Months Ended
                                                               December 31,
                                        ---------------------------------------------------------
                                                   2004                          2003
                                              $        per share(2)         $        per share(2)
                                        ------------   ------------   ------------   ------------
Net Income as reported                  $        970   $       0.43   $      3,240   $       1.44
  Discontinued Operations, net of tax              -              -          3,458          (1.53)
  Non-operating items, net of tax (1)           (497)         (0.22)           110   $       0.04
Net Income (Loss) as adjusted           $        473   $       0.21   $       (108)  $      (0.05)

Items to reconcile net income (loss)
 as adjusted to Operating Cash Flow:
    Depreciation and amortization              4,623           2.05          4,438           1.97
    Interest expense                           1,876           0.83          2,018           0.89
    Income tax expense (benefit)                 559           0.26             44           0.02
Operating Cash Flow                     $      7,531   $       3.35   $      6,392   $       2.83

                                                   2004                          2003
                                        ---------------------------   ----------------------------
Operating Cash Flow                     $      7,531   $      7,531   $      6,392   $      6,392
Less:
  Interest, net (3)                           (1,729)        (1,729)        (2,062)        (2,062)
  Cash Paid for Income Taxes                    (205)          (205)           (95)           (95)
  Change in Operating Assets and
   Liabilities,
   net of acquisitions (4)                      (331)                         (380)
  Other (5)                                      664                        (1,001)
Net Cash Provided by Operating
 Activities                             $      5,930                  $      2,854
    Less: Capital Expenditures                               (3,660)                       (4,161)
Free Cash Flow                                         $      1,937                  $         74

(1)  Detail of non-operating items:


                                                            Three Months Ended
                                                               December 31,
                                        ---------------------------------------------------------
                                                   2004                           2003
                                             $         per share(2)         $        per share(2)
                                        ------------   ------------   ------------   ------------
Investment (income) expense -
 mark to market adjustments
 on trading securities, derivatives
 and hedged items, net                  $       (143)  $      (0.06)  $       (272)  $      (0.12)
Investment (income) - gain
 on sales and exchanges of
 investments                                      (9)             -             (1)             -
Investment expense - investment
 impairment losses (6)                             6              -              2              -
All other, net (7)                              (383)         (0.18)           (24)         (0.01)
 Total non-operating items                      (529)         (0.24)          (295)         (0.13)
Tax Effect                                       185           0.09            103           0.04
 Non-operating items,
  net of tax                            $       (344)  $      (0.15)  $       (192)  $      (0.09)

                                                            Twelve Months Ended
                                                               December 31,
                                        ---------------------------------------------------------
                                                   2004                           2003
                                             $         per share(2)         $        per share(2)
                                        ------------   ------------   ------------   ------------
Investment (income) expense -
 mark to market adjustments
 on trading securities, derivatives
 and hedged items, net                  $       (283)  $      (0.13)  $        206   $       0.09
Investment (income) - gain
 on sales and exchanges of
 investments                                     (45)         (0.02)           (28)         (0.01)
Investment expense - investment
 impairment losses (6)                            16           0.01             72           0.03
All other, net (7)                              (452)         (0.20)           (80)         (0.03)
 Total non-operating items                      (764)         (0.34)           170           0.08
Tax Effect                                       267           0.12            (60)         (0.04)
 Non-operating items, net of tax        $       (497)  $      (0.22)  $        110   $       0.04

(2) Diluted weighted average shares outstanding for the three and twelve months ended December 31, 2004 were 2.228 billion and 2.250 billion, respectively. Diluted weighted average shares outstanding for the three and twelve months ended December 31, 2003, were 2.269 billion and 2.256 billion, respectively.

(3) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

(4) Included in the twelve months ended December 31, 2004, is a $591 million income tax refund received in the second quarter and the fourth quarter of 2004.

(5) Includes non-cash expense included in Operating Cash Flow (such as equity compensation), cash proceeds from the sale of trading securities ($127 million in 4Q04 and $680 million year-to-date 2004 primarily related to Liberty Media and Liberty Media International shares and $85 million year-to-date 2003 related to Sprint shares), cash related to other (income) expense, dividends, legal reserve adjustment and the net effect of changes in accrued income taxes. 2003 includes a cash payment of $850 million for income taxes associated with the sale of QVC.

(6) We record losses on our investments for which we have determined that a decline in value of the investment is other than temporary.

(7) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other (income) expense (including a $250 million legal reserve adjustment) and minority interest.

SOURCE  Comcast Corporation
     -0-                             02/03/2005

     /CONTACT:  Investor Contacts: Marlene S. Dooner, +1-215-981-7392, Leslie
A. Arena, +1-215-981-8511, or Daniel J. Goodwin, +1-215-981-7518; Press
Contacts: D'Arcy Rudnay, +1-215-981-8582, or Tim Fitzpatrick, +1-215-981-8515,
all of Comcast/
     /Web site:  http://www.cmcsa.com /
     (CMCSA CMCSK)